Exhibit 21.1

1.       AgEagle Aerial, Inc., a Nevada Corporation

2.       EnerJex Kansas, Inc., a Nevada Corporation

3.       MicaSense, Inc, a Nevada Corporation

4.       Measure Global, Inc, a Nevada Corporation

5.       senseFly Inc., a Delaware Corporation

6.      senseFly S.A., a Swiss Corporation